UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) January 11, 2007
Waters Corporation
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

01-14010 (Commission File Number)	13-3668640 (IRS Employer Identification No.)

34 Maple Street, Milford, Massachusetts (Address of Principal Executive Offices)	01757 (Zip Code)

(508) 478-2000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 1.02	Termination of a Material Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On January 11, 2007, Waters Corporation, and Waters Technologies Ireland Limited entered into a Credit Agreement (the “Credit Agreement”) with certain financial institutions and JPMorgan Chase Bank, as administrative agent, and J.P. Morgan Europe Limited as London Agent. The obligations of Waters Corporation under the Credit Agreement are guaranteed by Waters Corporation’s domestic subsidiaries. The obligations of Waters Technologies Ireland Limited are guaranteed by Waters Corporation and by Waters Corporation’s domestic subsidiaries. The Credit Agreement provides for a $500 million term loan facility, a $350 million revolving facility (“US Tranche”), which includes both a letter of credit and a swingline subfacility, and a $250 million revolving facility (“European Tranche”) that is available to Waters Corporation in U.S. dollars, and Waters Technologies Ireland Limited in either U.S. dollars or Euros. Waters Corporation may on one or more occasions request of the lender group that commitments for the US Tranche or European Tranche be increased by an amount of not less than $25 million, up to an aggregate additional amount of $250 million. Existing lenders under the Credit Agreement are not obligated to increase commitments, and Waters Corporation can seek to bring in additional lenders. The term loan facility and the revolving facilities both mature on January 11, 2012, and require no scheduled prepayments before that date.
     On January 11, 2007, Waters Corporation borrowed $500 million under the term loan facility, $115 million under the European Tranche, and $270 million under the US Tranche revolving facility. Waters Corporation used the proceeds of the term loan and the revolving borrowings to repay the outstanding amounts under its existing multi-borrower credit agreement, dated as of December 15, 2004, and amended as of October 12, 2005, among Waters Corporation, Waters Technologies Ireland Limited and Waters Chromatography Ireland Limited as borrowers, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as administrative agent and J.P. Morgan Europe Limited as London agent; and their existing term loan agreement dated as of November 28, 2005 among Waters Corporation as borrower, the lenders from time to time party thereto, and JPMorgan Chase Bank N.A. as administrative agent. Waters Corporation terminated such agreements early without penalty. The terminated multi-borrower credit agreement consisted of a term loan tranche of $250 million and a US revolving tranche of $300 million and a European revolving tranche of $250 million. The terminated term loan credit agreement consisted of a term loan of $250 million. The terminated credit agreements were unsecured in nature.
     The interest rates applicable to term loan and revolving loans under the Credit Agreement are, at Waters Corporation’s option, equal to either the base rate (which is the higher of the prime rate or the federal funds rate plus 1/2%) or the applicable 1, 2, 3, 6, 9 or 12 month LIBOR rate, in each case plus an interest rate margin based upon Waters Corporation’s leverage ratio, which can range between 33 basis points and 72.5 basis points. By comparison, the interest rates under the terminated credit agreements were between 29.5 basis points and 92.5 basis points. The facility fee on the Credit Agreement ranges between 7 basis points and 15 basis points. By comparison, the facility fees on the terminated credit agreements were between 8 basis points and 20 basis points. The Credit Agreement requires that Waters Corporation comply with an interest coverage ratio test of not less than 3.50:1, and a leverage ratio test of not more than 3.25:1, for any period of four consecutive fiscal quarters, respectively, the same as the terminated credit agreements. In addition, the Credit Agreement includes negative covenants that are customary for investment grade credit facilities and are similar in nature to ones contained in the terminated credit agreements. The Credit Agreement also contains certain customary representations and warranties, affirmative covenants and events of default, similar in nature to those in the terminated credit agreements.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATERS CORPORATION
Dated: January 16, 2007	By:	/s/ John Ornell
		Name:	John Ornell
		Title:	Vice President, Finance and Administration and Chief Financial Officer